Exhibit 99.1

GNC Holdings, Inc. Announces Changes to Board of Directors

Pittsburgh, July 20, 2012 — GNC Holdings, Inc. (NYSE: “GNC”), a leading global specialty retailer of nutritional products, today announced changes to its Board of Directors.  Joseph Fortunato, the President and Chief Executive Officer of GNC, has been elected to serve as the Chairperson of the Board.  Mr. Fortunato succeeds Norman Axelrod, who has resigned as Chairperson and as a member of the Board, positions Mr. Axelrod has held since March 2007.  The Board has also appointed Michael Hines to serve as lead independent director.

“We would like to thank Norman for his distinguished service as Chairperson,” said Mr. Fortunato.  “Norman’s strong and dedicated leadership has been instrumental in guiding the company through a pivotal transition period, including a successful IPO, and in shaping the strategic vision that has positioned GNC for continued growth in the near and long-term future.  We wish him all the best in his continuing endeavors.”

GNC expects to announce a replacement for Mr. Axelrod on the Board shortly.

About GNC

GNC Holdings, Inc., headquartered in Pittsburgh, Pa., is a leading global specialty retailer of health and wellness products, including vitamins, minerals and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol “GNC.”

As of March 31, 2012, GNC has more than 7,700 locations, of which more than 5,900 retail locations are in the United States (including 928 franchise and 2,146 Rite Aid franchise store-within-a-store locations) and franchise operations in 56 countries (including distribution centers where retail sales are made).  The Company — which is dedicated to helping consumers Live Well — has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships.  The Company’s broad and deep product mix, which is focused on high-margin, premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, GNC Total Lean, Pro Performance® and Pro Performance® AMP, and under nationally recognized third party brands. This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business that is not historical information. Forward-looking statements can be identified by the use of terminology such as “subject to,” “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects,” “may,” “will,” “should,” “can,” the negatives thereof, variations thereon and similar expressions, or by discussions of strategy and outlook. While the Company believes there is a reasonable basis for its expectations and beliefs, they are inherently uncertain, and the Company may not realize its expectations and its beliefs may not prove correct.  The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Actual results could differ materially from those described or implied by such forward-looking statements. For a listing of factors that may materially affect such forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

Contacts:

Investors:

Michael M. Nuzzo, Executive Vice President and CFO

(412) 288-2029

or

Dennis Magulick, Senior Director — Treasury & Investor Relations

(412) 288-4632